Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2010 Financial Results

-Company on track for brentuximab vedotin BLA submission in first quarter of 2011-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — February 8, 2011 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2010. The company also highlighted recent product development activities and upcoming milestones and provided its 2011 financial outlook.

“The strong brentuximab vedotin data we reported during the fourth quarter of 2010 highlighted an important year for Seattle Genetics, and position the company to transition to a commercial organization during 2011,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are focused on the BLA submission and the operational and pre-commercial activities necessary to bring brentuximab vedotin forward to relapsed or refractory Hodgkin and systemic anaplastic large cell lymphoma patients in need. We are also executing on our broad clinical development strategies to evaluate the potential of brentuximab vedotin in earlier lines of lymphoma therapy and other CD30-positive malignancies. We believe that our ADC technology has the potential to positively impact the way many cancers are treated, which is driving continued investment in our other clinical-stage ADC programs, SGN-75 and ASG-5ME, and multiple preclinical projects.”

Recent Highlights and Upcoming Milestones

Brentuximab Vedotin (SGN-35)

•

Reported that 94 percent of 102 relapsed or refractory Hodgkin lymphoma patients in a pivotal clinical trial had reductions in tumor volume; 75 percent achieved an objective response, including 34 percent with complete remissions

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Reported that 97 percent of 58 relapsed or refractory systemic anaplastic large cell lymphoma (ALCL) patients in a phase II clinical trial had reductions in tumor volume; 86 percent achieved an objective response, including 53 percent with complete remissions

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Reported that, in both the Hodgkin lymphoma and ALCL trials, brentuximab vedotin was associated with manageable adverse events with the most common being peripheral sensory neuropathy, fatigue, nausea, upper respiratory tract infection, diarrhea and fever

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Based on discussions with the U.S. Food and Drug Administration (FDA), Seattle Genetics plans to submit a Biologics License Application (BLA) to the FDA in the first quarter of 2011 for indications in both relapsed or refractory Hodgkin lymphoma and relapsed or refractory systemic ALCL

•	Collaborated with Millennium: The Takeda Oncology Company on its regulatory submission for approval in Europe, which is under discussion with European regulators and planned for the first half of 2011

•	Plan to initiate clinical trials during 2011 in earlier lines of lymphoma therapy, including front-line ALCL, as well as in other CD30-positive hematologic malignancies

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Opened a limited patient access program in the United States for qualified relapsed or refractory post-autologous stem cell transplant Hodgkin lymphoma and relapsed or refractory systemic ALCL patients

•	Appointed additional members to the commercial leadership team, including Chris Boerner, Ph.D., as Vice President, Marketing and Darren Cline as Vice President, Managed Markets

•	Announced that data from a phase I single-agent clinical trial of brentuximab vedotin was published in the November 4, 2010 issue of the New England Journal of Medicine

SGN-75

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Reported interim results at the European Society for Medical Oncology Congress from a dose-escalation phase I clinical trial in patients with relapsed or refractory non-Hodgkin lymphoma or metastatic renal cell carcinoma demonstrating tolerability and antitumor activity, including two objective responses in the first 16 patients treated; dose-escalation is continuing

ASG-5ME (co-development program with Agensys, an affiliate of Astellas Pharma)

•	Continued dose-escalation in two phase I clinical trials, one in metastatic pancreatic cancer and one in castration-resistant prostate cancer

Antibody-Drug Conjugate (ADC) Collaborations

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Entered into an ADC collaboration with Pfizer Inc. under which Pfizer paid an upfront fee of $8 million for rights to utilize Seattle Genetics’ ADC technology with antibodies to a single oncology target; Seattle Genetics is eligible to receive from Pfizer over $200 million in progress-dependent milestones as well as royalties on worldwide net sales of any resulting ADC products

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Achieved a milestone under an ADC collaboration with Genentech triggered by Genentech’s submission of an Investigational New Drug (IND) application to the FDA for an ADC utilizing Seattle Genetics’ technology for the treatment of cancer; this is the fourth ADC currently in clinical development by Genentech utilizing Seattle Genetics’ ADC technology

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Seattle Genetics has ten ongoing ADC collaborations; the company has generated more than $145 million to date from its ADC agreements and has the potential to receive approximately $3 billion in fees and milestones; there are currently eight collaborator ADC programs in clinical development utilizing the company’s technology

Fourth Quarter and Year 2010 Financial Results

Revenues in the fourth quarter of 2010 were $8.1 million, compared to $21.8 million in the fourth quarter of 2009. Revenues in the fourth quarter of 2009 included amounts earned under the dacetuzumab collaboration with Genentech that ended in June 2010. Revenues for the year in 2010 were $107.5 million, up from $52.0 million for the year in 2009. The increase in annual revenue reflects approximately $70 million recorded in the first half of 2010 related to the dacetuzumab collaboration.

Total operating expenses for the fourth quarter of 2010 were $43.0 million, compared to $34.5 million for the fourth quarter of 2009. For the year, total operating expenses were $175.7 million in 2010, compared to $136.8 million in 2009. The planned increases in 2010 were primarily driven by clinical development, manufacturing and pre-commercialization activities for brentuximab vedotin. Under the collaboration with Millennium, brentuximab vedotin development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other payments received. Non-cash, share-based compensation expense for the year 2010 was $14.3 million, compared to $11.8 million for year 2009.

Net loss for the fourth quarter of 2010 was $34.5 million, or $0.34 per share, compared to a net loss of $12.1 million, or $0.12 per share, for the fourth quarter of 2009. For the year ended December 31,

2010, net loss was $66.3 million, or $0.66 per share, compared to a net loss of $81.7 million, or $0.90 per share, for the year ended December 31, 2009.

As of December 31, 2010, Seattle Genetics had $294.8 million in cash and investments, compared to $287.7 million as of December 31, 2009. The increase in cash and investments during 2010 reflects a $60 million upfront payment received in the first quarter of 2010 and reimbursement payments received under the company’s brentuximab vedotin collaboration with Millennium. In addition, this increase reflects greater than $40 million in upfront payments, milestones and renewal fees received in 2010 under the company’s ADC collaborations. Cash and investments as of December 31, 2010, do not include estimated net proceeds of approximately $168 million from the company’s public offering of common stock that closed on February 7, 2011.

2011 Financial Outlook

Seattle Genetics anticipates that revenues from collaboration and license agreements in 2011 will be in the range of $40 million to $45 million. These revenues will be generated from fees, milestones and reimbursements earned through the company’s brentuximab vedotin and ADC collaborations.

Total 2011 operating expenses are expected to be in the range of $230 million to $260 million. Operating expenses will be primarily directed towards pre-commercialization activities and clinical development of brentuximab vedotin, development and clinical activities for SGN-75 and ASG-5ME, and development and manufacturing activities for SGN-19A. The company expects that approximately 75 percent of total 2011 operating expenses will be attributable to research and development activities. Included in operating expenses are non-cash amounts expected to be in the range of $23 million to $26 million, primarily attributable to share-based compensation expense.

The company expects that its net cash used in operating activities for the year 2011 will be $160 million to $180 million, and that it will end the year with more than $280 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8632 (domestic) or (480) 629-9820 (international). The access code is 4404372. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4404372. The telephone replay will be available until 4:00 p.m. PT on Thursday, February 10, 2011.

About Seattle Genetics

Seattle Genetics is a clinical-stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company reported positive data from a pivotal Hodgkin lymphoma trial and phase II systemic anaplastic large cell lymphoma (ALCL) trial with its lead product candidate, brentuximab vedotin. Seattle Genetics plans to submit a Biologics License Application for brentuximab vedotin to the U.S. Food and Drug Administration for both relapsed or refractory Hodgkin lymphoma and ALCL in the first quarter of 2011. Brentuximab vedotin is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has four other clinical-stage programs:

SGN-75, ASG-5ME, dacetuzumab (SGN-40) and SGN-70. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of brentuximab vedotin, initiation of future clinical trials, data availability from ongoing clinical trials, and the company’s expectations for its 2011 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our clinical trials, including our pivotal Hodgkin lymphoma and phase II ALCL trial of brentuximab vedotin, may not necessarily be indicative of subsequent clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed and refractory Hodgkin lymphoma and the phase II trial for relapsed and refractory ALCL, will not support marketing approval for the submitted indications. In addition, we may not obtain priority review of or may have to make major amendments to our marketing application and consequently may be delayed in the planned U.S. commercial launch of brentuximab vedotin. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended September 30, 2010 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2010	December 31, 2009
Assets
Cash, cash equivalents, short and long term investments	$294,840	$287,730
Other assets	35,096	100,603

Total assets	$329,936	$388,333

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$25,783	$19,496
Deferred revenue and long-term liabilities	142,635	162,637
Stockholders’ equity	161,518	206,200

Total liabilities and stockholders’ equity	$329,936	$388,333

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Revenues	$8,146	$21,769	$107,470	$51,965
Expenses
Research and development	32,520	28,918	146,410	119,139
General and administrative	10,522	5,552	29,258	17,683

Total operating expenses	43,042	34,470	175,668	136,822

Loss from operations	(34,896)	(12,701)	(68,198)	(84,857)
Investment income, net	350	584	1,933	3,174

Net loss	$(34,546)	$(12,117)	$(66,265)	$(81,683)

Basic and diluted net loss per share	$(0.34)	$(0.12)	$(0.66)	$(0.90)

Weighted-average shares used in computingbasic and diluted net loss per share	101,450	100,532	101,055	90,988